Exhibit 99.1

               COLUMBIA BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

     THE DALLES, Ore., June 6 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO), parent company of Columbia River Bank, today announced its Board of Directors has authorized a stock repurchase program for up to $1.5 million of its common stock. Since August 23, 2003, the company has invested approximately $614,000 to repurchase and retire 35,570 shares of its common stock.

     This repurchase program will be used to regulate capital and neutralize the effects from exercised stock options. The company intends to finance the purchases using its available cash. The company may repurchase shares in open market purchases or in privately negotiated transactions as permitted under Securities Exchange Act Rule 10b-18. The repurchase program may be modified, suspended or terminated by the Board of Directors at any time without notice. The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations. The company currently has 9.9 million shares of common stock outstanding and its stock closed at $24 per share on June 2, 2006.

     "We have renewed our annual stock repurchase program because we believe repurchases and regular cash dividends are excellent ways to share our success with stockholders," said Roger L. Christensen, President & CEO. "Over time, share repurchase programs have demonstrated their effectiveness in improving return on equity and earnings per share, while providing market support for the stock."

     ABOUT COLUMBIA BANCORP

     Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 23 branches located in The Dalles (2), Hood River, Bend (4), Madras, Redmond (2), Pendleton, Hermiston, McMinnville
(3), Canby and Newberg, Oregon, and in Goldendale, White Salmon, Pasco, Sunnyside, Yakima and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Group and brokerage services through its affiliation with CRB Financial Services.

     NOTE REGARDING FORWARD LOOKING STATEMENTS

     Forward-looking statements with respect to the financial condition, results of operations and the business of Columbia, as well as the plans and present intentions of management and the board of directors, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Readers should not construe these statements as assurances of performance or as guarantees of a particular course of action, and some factors that could cause us to deviate from our plans or to vary from our expectations include the impact of competition and interest rates on revenues and margins, the trading volume and price of our stock, and other risks and uncertainties detailed from time to time in Columbia's public announcements and filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements can be identified by the use of forward-looking terminology, such as "may," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "intends," or other similar terminology. Columbia does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release, other than in its periodic filings with the SEC, or to reflect the occurrence of unanticipated events.

SOURCE  Columbia Bancorp
    -0-                             06/06/2006
    /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, or rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President and CFO, +1-541-298-6612, or gspear@columbiabancorp.com, both of Columbia Bancorp/
    /Web site:  http://www.columbiabancorp.com/